EXHIBIT 99

                           FORWARD LOOKING STATEMENTS
                              CAUTIONARY STATEMENT

         Statements regarding the future prospects of the Company must be evaluated in the context of a number of factors that may materially affect its financial condition and results of operations. Disclosure of these factors is intended to permit the Company to take advantage of the safe harbor provisions of the PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Most of these factors have been discussed in prior filings by the Company with the Securities and Exchange Commission. Although the Company has attempted to list the factors that it is currently aware may have an impact on its operations, other factors may in the future prove to be important and the following list should not necessarily be considered comprehensive.

         INDUSTRY CONCENTRATION AND CYCLICALITY. Substantially all of the Company's revenue is directly or indirectly related to capital expenditures in the electronics industry. This industry is highly cyclical and has historically experienced periodic downturns which often have had a severe effect on capital expenditures. For the foreseeable future, the Company's operations will continue to be dependent on the capital expenditures in this industry which, in turn, is largely dependent on the market demand for products containing integrated circuits. Although the Company's products have been, and continue to be, used in a variety of industries outside the electronics industry, the Company's current product development and marketing is focused on electronics and its business and results of operations would be significantly and adversely affected by a slowdown in this industry.

         DEPENDENCE UPON PRINCIPAL OEM CUSTOMERS. The Company's revenue levels continue to be largely dependent on the order rates of its large OEM customers. The loss of, or a significant curtailment of purchases by, any one or more of these OEM customers would have a material adverse effect on the Company's results of operations.

         DEPENDENCE ON OUTSIDE CONTRACTORS AND SUPPLIERS. The Company currently contracts with third party assembly houses for a substantial portion of the purchase and assembly of components of its products. Although the Company endeavors to inspect and internally test most components prior to final assembly, reliance on outside contractors reduces its control over quality and delivery schedules. The failure by one or more of these subcontractors to deliver quality components in a timely manner could have a material adverse effect on the Company's results of operations. In addition, a number of the components used in the Company's products are available from only a single supplier or from a limited number of suppliers. Some of these components have relatively long order cycles, in some cases over six months, and the timely availability of these components to the Company is dependent on the Company's ability to develop accurate forecasts of customer volume requirements. Any interruption in or termination of supply of these components, or material change in the purchase terms, including pricing, of any of these components, or a reduction in their quality or reliability, could have a material adverse effect on the Company's business and results of operations.


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         PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY. The Company relies heavily on its proprietary hardware designs and software technology. Although the Company uses a variety of methods to protect its technology, it relies most heavily on patents and trade secrets. There can be no assurance that the steps taken by the Company will be adequate to deter misappropriation of its technology, that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to the Company. In addition, there remains the possibility that others will "reverse engineer" the Company's products in order to determine their method of operation and introduce competing products or that others will develop competing technology independently. Any such adverse circumstances could have a material adverse effect on the Company's results of operations.

         One of the Company's OEM customers, Yamaha Motor Company, Ltd., has filed patent applications in Japan, the United States and several other foreign jurisdictions on technology proprietary to the Company, or on applications of such technology that the Company believes are incremental or obvious in a practice known as "patent flooding." Several United States patents have been issued to Yamaha on such technology. The Company has filed suit against Yamaha in United States District Court for the District of Minnesota for theft of its trade secrets, breach of contract and to transfer ownership of several of such patents. The Company intends to vigorously pursue such litigation, but the costs of this, and other action to protect its intellectual property, could have an adverse effect on the Company's results of operations.

         As the number of its products increases, the markets in which its products are sold expands, and the functionality of those products grows and overlaps with products offered by competitors, the Company believes that it may become increasingly subject to infringement claims. Although the Company does not believe any of its products or proprietary rights infringe the rights of third parties, there can be no assurances that infringement claims will not be asserted against the Company in the future or that any such claims will not require the Company to enter into royalty arrangements or result in costly litigation.

         DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent upon the technical expertise, management and leadership of Dr. Steven K. Case, President, Chief Executive Officer and a director of the Company, as well as other members of the Company's senior management team, many of whom would be difficult to replace. Although the Company has a $5,000,000 key-man insurance policy on Dr. Case and has retained other experienced and qualified senior managers, the loss of the services Dr. Case or other key personnel would have a material adverse effect on the Company.

         TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT. The market for the Company's products is characterized by rapidly changing technology. Accordingly, the Company believes that its future success will depend upon its ability to continue to develop and introduce new products with improved price and performance. In order to develop such new products successfully, the Company is dependent upon close relationships with its customers and their willingness to share information about their requirements and participate in joint development efforts with the Company. There can be no assurance that the Company's customers will continue to provide it with timely access to such information or that the Company will be able to develop and market such new products successfully and respond effectively to technological changes or new product announcements by others.

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         INTERNATIONAL REVENUE. In the years ended December 31, 1994, 1995, and
1996 and the nine months ended September 30, 1997, sales of the Company's products to customers outside the United States accounted for approximately 57%, 68%, 70% and 71%, respectively, of the Company's revenue. The Company anticipates that international revenue will continue to account for a significant portion of its revenues. The Company's operating results are subject to the risks inherent in international sales, including, but not limited to, various regulatory requirements, political and economic changes and disruptions, transportation delays, difficulties in staffing and managing foreign sales operations, and potentially adverse tax consequences. In addition, fluctuations in exchange rates may render the Company's products less competitive relative to local product offerings. There can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's operating results.

         COMPETITION. The Company competes with other vendors of optical sensors, with vendors of machine vision systems, and with the internal engineering efforts of the Company's current or prospective customers, many of which may have greater financial and other resources than the Company. There can be no assurance that the Company will be able to compete successfully in the future or that the Company will not be required to incur significant costs in connection with its engineering research, development, marketing and customer service efforts to remain competitive. Moreover, the Company's principal customers operate within the electronics industry, which is highly competitive and highly dependent upon its suppliers' ability to provide high quality, cost efficient products. Competitive pressures may result in price erosion or other factors which will adversely affect the Company's financial performance.

         QUARTERLY FLUCTUATIONS. The Company has experienced quarterly fluctuations in operating results and anticipates that these fluctuations will continue. These fluctuations have been caused by various factors, including the capital procurement practices of its customers and the electronics industry generally, the timing and acceptance of new product introductions and enhancements, and the timing of product shipments and marketing. Future operating results may fluctuate as a result of these and other factors, including the Company's ability to continue to develop innovative products, the introduction of new products by the Company's competitors, the Company's product and customer mix, the level of competition and overall trends in the economy.

         POSSIBLE VOLATILITY OF STOCK PRICE. The Company believes that factors such as the announcement of new products by the Company or its competitors, market conditions in the electronics and precision measurement industries generally and quarterly fluctuations in financial results could cause the market price of the Common Stock to vary substantially. In recent years, the stock market has experienced price and volume fluctuations that have particularly affected the market prices for many high technology companies and which often have been unrelated to the operating performance of such companies. The market volatility may adversely affect the market price of the Company's Common Stock.

         LITIGATION AND LITIGATION COSTS. The Company is currently engaged as plaintiff in a lawsuit it filed in the Federal District Court in the State of Minnesota against Yamaha Motor Company, Ltd. for fraud and theft of technology related to its LaserAlign sensor and its applications. The Company is asking the court to reassign several United States Patents that Yamaha obtained by falsely claiming to be inventor, to award the Company damages for the harm Yamaha's patents have already done and to order Yamaha to stop filing patents relating to the Company's inventions. In response, Yamaha filed suit against the Company in Japan claiming defamation and infringement of certain patents filed by Yamaha in Japan.

         The Company believes that the LaserAlign technology is central to its business operations and intends to pursue its claims against Yamaha until it is clear that the Company will be able to continue to utilize the technology that the Company has created and market its products on the basis of such technology. Such litigation is costly and will likely have an adverse impact on the Company's results of operations during its pendency. Further, although the Company believes that it has basis for collection of damages and its costs in instituting such litigation, their can be no assurances that it will be awarded such damages or costs or that it will be able to collect the same.